EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS
2008 FOURTH QUARTER AND YEAR END RESULTS
     NEW YORK, NY, February 11, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2008. Total revenues in the fourth quarter of 2008 decreased to €172.0 million (U.S.$226.6 million) from €173.4 million (U.S.$251.3 million) in the same period of 2007. We recorded an Operating EBITDA loss of €7.5 million (U.S.$9.9 million) in the current quarter, compared to Operating EBITDA of €37.2 million (U.S.$53.9 million) in the fourth quarter of 2007 as rapidly declining market conditions and a non-cash inventory write-down of €11.3 million in the current quarter adversely affected our results.
Summary Financial Highlights of the 2008 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2008	2008	2007	2008	2007
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€161.0	€178.6	€167.2	€689.3	€704.4
Energy revenues	11.0	6.2	6.2	31.0	22.9
Operating income (loss) from continuing operations	(21.4)	9.9	22.7	13.3	69.6
Operating EBITDA (loss)	(7.5)	24.0	37.2	69.1	126.2
Unrealized gain (loss) on derivative instruments	(29.7)	(8.2)	1.4	(25.2)	13.5
Foreign exchange gain (loss) on debt	(0.9)	(9.6)	3.7	(4.2)	11.0
Net income (loss) from continuing operations	(59.0)	(17.2)	7.3	(72.5)	22.4
Net income (loss) per share
Basic	€(1.63)	€(0.47)	€(0.20)	€(2.00)	€0.61
Diluted	€(1.63)	€(0.47)	€(0.18)	€(2.00)	€0.58
Summary Operating Highlights of the 2008 Fourth Quarter and Year End Results

	Q4	Q3	Q4	Year	Year
	2008	2008	2007	2008	2007
Pulp Production (‘000 ADMTs)	338.9	368.4	370.1	1,425.0	1,404.7
Scheduled Production Downtime (‘000 ADMTs)	21.0	9.0	—	47.0	46.0
Pulp Sales (‘000 ADMTs)	364.1	363.8	322.9	1,423.0	1,352.6
NBSK pulp list price in Europe (US$/ADMT)	698	878	850	839	800
NBSK pulp list price in Europe (€/ADMT)	530	585	587	571	584
Average pulp sales realizations (€/ADMT)(1)	436	484	512	478	516
Energy Production (‘000 MWh)	348.8	377.3	369.0	1,456.6	1,401.9
Energy Sales (‘000 MWh)	107.9	119.5	113.4	456.1	430.4
Average Spot Currency Exchange Rates:
€ / $(2)	0.7591	0.6658	0.6901	0.6800	0.7294
C$ / $(2)	1.2118	1.0416	0.9818	1.0669	1.0740
C$ / €(3)	1.5951	1.5620	1.4230	1.5603	1.4690

(1)	List price, less discounts and commissions.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “During the fourth quarter we faced very difficult market conditions. Collapsing global pulp demand and rising world pulp inventories adversely affected our sales as customers revised their outlook and purchasing patterns. Additionally, like many other commodities, prices for NBSK pulp recently have come under significant pressure over the past number of months, and declined rapidly in the fourth quarter to US$635/ADMT at year end. The current market environment also impacted the carrying value of our finished goods and fiber inventories, requiring us to record a non-cash provision of €11.3 million against these inventories in the fourth quarter, in order to reflect lower anticipated selling prices. In 2009, pulp prices to date have stabilized at the current low levels and we do not expect any further inventory write-downs in the first quarter.”
     Mr. Lee continued: “Amidst these challenging economic conditions, we are taking a variety of actions to conserve cash and reduce costs. Additionally, in February, we successfully completed an agreement to amend the loan facility of our 70% owned subsidiary that operates the Stendal mill, to provide the mill with increased liquidity and financial flexibility to operate through the current market downturn.”
     Mr. Lee added: “Despite the trying times facing our industry we are carrying out our strategic long-term plans, including our focus on energy generation, and we are very pleased with the recent signing of an energy purchase agreement with BC Hydro for the sale of electricity from our Celgar mill.”
     Mr. Lee continued: “With pulp market conditions at historically depressed levels, we believe that a rebalancing of supply and demand is essential to a market turn-around. However, before such a rebalancing can occur, we expect that there will be further closures of and downtime at high cost mills.”
     Mr. Lee concluded: “We believe the long-term fundamentals of our business are sound and our objective during this economic storm is to continue to add value and position ourselves and our shareholders for a strong rebound when the market recovers.”
Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007
     Pulp revenues for the three months ended December 31, 2008 decreased by 3.7% to €161.0 million from €167.2 million in the comparative period of 2007, as market conditions deteriorated markedly beginning in the current quarter. Revenues from the sale of excess energy increased by approximately 77.4% in the fourth quarter to €11.0 million from €6.2 million in the same quarter last year.

     Pulp production decreased to 338,909 ADMTs in the current quarter, from 370,081 ADMTs in the same quarter of 2007. We took a total of 11 days scheduled maintenance downtime at our Stendal mill in the current quarter, compared to no downtime at our mills in the fourth quarter of 2007.
     Although pulp sales volume increased to 364,088 ADMTs in the current quarter from 322,916 ADMTs in the comparative period of 2007, average pulp sales realizations decreased by approximately 14.8% to €436 per ADMT in the fourth quarter of 2008, compared to €512 per ADMT in the same period last year.
     Costs and expenses in the fourth quarter of 2008 increased to €193.4 million from €150.7 million in the comparative period of 2007.
     On average, our fiber costs increased by approximately 13.4% in the fourth quarter of 2008 from the same period in 2007, primarily because of an inventory provision of €7.1 million against our fiber inventories which we were required to record as a result of weakening NBSK pulp markets. Excluding this provision, our fiber costs increased by 4.5% in the current quarter from the same period last year. In Germany fiber costs were generally flat while fiber expenses at our Celgar mill increased in the current quarter due to a decrease in the availability of residual wood chips and the resulting increase in whole log chipping at the mill.
     During the fourth quarter of 2008, our raw material inventories decreased to €38.2 million from €47.0 million at the end of the third quarter of 2008. Our pulp inventories decreased by approximately 33.6% to €37.9 million in the fourth quarter of 2008 from €57.1 million at the end of the prior quarter as our mills implemented aggressive sales initiatives to reduce high inventory levels, as well as the effect of a provision against such inventories in the amount of €4.2 million which we were required to take as a result of weakening NBSK markets.
     For the fourth quarter of 2008, we recorded an operating loss from continuing operations of €21.4 million, compared to income from continuing operations of €22.7 million in the comparative quarter of 2007 primarily due to lower price realizations resulting from deteriorating market conditions and the impact of the non-cash inventory provisions totaling €11.3 million taken against our finished goods and fiber inventories.
     Interest expense in the fourth quarter of 2008 decreased to €16.7 million from €17.3 million in the comparative quarter of 2007.
     Our 70% owned subsidiary, Stendal, recorded an unrealized loss of €29.7 million on our interest rate derivatives at the end of the current quarter, compared to an unrealized gain of €1.4 million in the same quarter of last year in large part due to the significant decrease in long-term European interest rates.

We recorded a foreign exchange loss on our debt of €0.9 million in the fourth quarter of 2008 compared to a gain of €3.7 million in the same period last year as a result of the strengthening of the U.S. dollar in the current quarter.
     In the fourth quarter of 2008, the minority shareholder’s interest in the Stendal loss was €10.0 million, compared to €0.5 million of income in the same quarter of last year.
     In the fourth quarter of 2008, we reported an Operating EBITDA loss of €7.5 million compared to Operating EBITDA of €37.2 million in the fourth quarter of 2007 and €24.0 million in the third quarter of 2008. EBITDA in the current quarter includes a non-cash inventory write-down of €11.3 million. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported a net loss from continuing operations for the fourth quarter of 2008 of €59.0 million, or €1.63 per basic and diluted share, compared to net income from continuing operations of €7.3 million, or €0.20 per basic share and €0.18 per diluted share in the fourth quarter of 2007. As at December 31, 2008 and 2007, respectively, we had 36,422,487 and 36,285,027 common shares outstanding.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
     Pulp revenues for the year ended December 31, 2008 decreased by 2.1% to €689.3 million from €704.4 million in the year ended December 31, 2007, primarily due to the challenging market conditions in the second half of the year and the weakness of the U.S. dollar in much of the first three quarters of 2008. In 2008, revenues from the sale of excess energy increased to €31.0 million from €22.9 million in 2007.
     Pulp production increased to 1,424,987 ADMTs in 2008, from 1,404,673 ADMTs in 2007 as all of our mills generally performed well and our Stendal and Rosenthal mills marked a record production year. We took a total of 33 days scheduled maintenance downtime at our mills in each of 2008 and 2007 and expect to take approximately 27 days in 2009.
     Pulp sales volume increased to 1,423,300 ADMTs in 2008 compared to 1,352,590 ADMTs in 2007. Average pulp sales realizations decreased by approximately 7.4% to €478 per ADMT in 2008 from €516 per ADMT in 2007 because of weakening market conditions in the second half of 2008.
     Costs and expenses in 2008 increased to €707.0 million from €657.7 million in 2007.
     On average, and excluding the effect of the provisions recorded against our fiber inventories, fiber costs in 2008 were generally flat from 2007. In Germany fiber costs decreased slightly as sustained production curtailments by large parts of the European board industry lowered demand for fiber throughout 2008 and decreased prices for roundwood offset price increases in wood chips caused by decreasing sawmilling activity. Fiber costs at our Celgar mill increased in 2008 from the prior year, primarily as a result of increased whole log chipping and higher freight costs incurred in the delivery of wood chips to the mill. Overall, in the short-term, we currently expect fiber prices in Germany to remain generally level with 2008 fourth quarter prices. However, possible reductions in harvesting rates by German forest owners in response to market conditions could lead to an undersupply of roundwood and upward pressure on fiber prices later in the year. Fiber costs at our Celgar mill are expected to decrease as we move further into 2009 as a result of lower wood chip prices, improved logistics and decreased costs for whole log chipping as a result of the recent modernization of our woodroom.
     During 2008, our raw material inventories increased slightly to €38.2 million from €38.0 million at the end of 2007. Our pulp inventories decreased to €37.9 million in 2008 from €43.1 million at the end of 2007.

     For 2008, operating income decreased to €13.3 million from €69.6 million in 2007 primarily due to lower sales realizations resulting from deteriorating market conditions in the second half of 2008 and inventory provisions of €11.3 million.
     Interest expense in 2008 decreased to €65.8 million from €71.4 million in 2007, primarily due to lower levels of borrowing.
     We recorded an unrealized loss of €25.2 million on our interest rate derivatives at the end of 2008, primarily due to the significant decrease in long-term European interest rates, compared to a net gain on derivatives of €20.4 million last year. We recorded a foreign exchange loss on our debt of €4.2 million in 2008 as a result of the strengthening of the U.S. dollar in the latter part of the year, compared to a gain of €11.0 million in 2007.
     In 2008, the minority shareholder’s interest in the Stendal loss was €13.1 million, compared to €1.3 million of income last year.
     In 2008, Operating EBITDA was €69.1 million compared to €126.2 million in 2007. For a definition of Operating EBITDA, see page 4 of this press release and for a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported a net loss from continuing operations for 2008 of €72.5 million, or €2.00 per basic and diluted share, as compared to net income from continuing operations of €22.4 million, or €0.62 per basic share and €0.58 per diluted share in 2007.
Liquidity and Capital Resources
     In light of the ongoing distress in financial markets and current economic environment, we are providing additional information concerning our liquidity and capital resources as well as our long-term debt commitments.

     The following table is a summary of selected financial information for the periods indicated:

	Years Ended December 31,
	2008	2007
	(in thousands)
Financial Position
Cash and cash equivalents	€42,452	€84,848
Restricted cash	13,000	33,000
Working capital	154,374	168,743
Property, plant and equipment	881,704	933,258
Total assets	1,180,230	1,283,517
Long-term liabilities	909,478	885,339
Shareholders’ equity	166,225	276,662
     As at December 31, 2008, our cash and cash equivalents were €42.5 million, working capital was €154.4 million and we had approximately €45.0 million in available undrawn lines of credit.
     In February 2009, our 70% owned subsidiary, Zellstoff Stendal GmbH (“Stendal”), successfully completed an agreement to amend (the “Amending Agreement”) the project loan facility established to build and operate the Stendal mill (the “Stendal Facility”) to increase its liquidity and financial flexibility in the current difficult market environment. The Stendal Facility is our only credit facility which currently has scheduled principal payments. The Amending Agreement revises the repayment schedule of principal payments due by deferring approximately €164.0 million of principal payments (the “Deferred Amount”), until maturity on September 30, 2017. The Deferred Amount includes approximately €20.0 million, €26.0 million and €21.0 million of scheduled principal payments in 2009, 2010 and 2011, respectively. The Amending Agreement also provides for a 100% cash sweep of any excess cash of Stendal which will be used first to prepay the Deferred Amount and second fund the facility’s debt reserve service account. Not included in the cash sweep is a cash amount of €15.0 million which Stendal is permitted to retain for working capital purposes. As part of the amendment, we are required to make a capital contribution of €10.0 million to the share capital of Stendal.
     In January 2009 we also reached an agreement with the lender under the C$40.0 million working capital facility established for our Celgar mill (the “Celgar Facility”) to extend its maturity from May 19, 2009 to May 19, 2010.
     We are currently seeking a debt financing in the amount of C$45.0 million to fund the green-energy project at our Celgar mill and have commenced preliminary discussions with a number of lenders.
     As at December 31, 2008, we had an aggregate amount of €531.1 million outstanding under the Stendal Facility and had drawn approximately C$31.0 million under the Celgar Facility. As at December 31, 2008 we had not drawn any amount under the €40.0 million working capital facility for our Rosenthal mill.

     During the next twelve months, we will be required to make principal payments totaling €16.5 million under our Stendal Facility.
Restricted Group
     The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	Years Ended December 31,
	2008	2007
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€26,176	€59,371
Working capital	101,490	120,486
Property, plant and equipment,	351,009	385,569
Total assets	579,777	627,854
Long-term liabilities	324,638	305,158
Shareholders’ equity	210,179	278,582
     As at December 31, 2008, our Restricted Group had cash and cash equivalents of €26.2 million, working capital of €101.5 million and approximately €45.0 million in available undrawn lines of credit.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, February 12, 2009 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived through March 12, 2009, over the Internet at http://investor.shareholder.com/media/ eventdetail.cfm?mediaid=35514&c=MERC&mediakey=6840E432D363FCCF7B6B2DAAE3044B6B&e=0 or through a link on the Company’s News/Financial page at http://www.mercerint.com/s/NewsReleases.asp. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until February 19, 2009 at 11:59 PM (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 84881863.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee	FD Investors: Eric Boyriven, Alexandra Tramont
Chairman & President	Media: Jordana Miller
(604) 684-1099	(212) 850-5600

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of Euros)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	€42,452	€84,848
Cash, restricted	13,000	—
Receivables	100,158	89,890
Note receivable, current portion	642	5,896
Inventories	98,457	103,610
Prepaid expenses and other	4,192	6,015

Total current assets	258,901	290,259

Long-term assets
Cash, restricted	—	33,000
Property, plant and equipment	881,704	933,258
Investments	419	96
Deferred note issuance and other costs	4,011	5,303
Deferred income tax	31,666	17,624
Note receivable, less current portion	3,529	3,977

	921,329	993,258

Total assets	€1,180,230	€1,283,517

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€87,517	€87,000
Pension and other post-retirement benefit obligations, current portion	510	493
Debt, current portion	16,500	34,023

Total current liabilities	104,527	121,516

Long-term liabilities
Debt, less current portion	803,796	815,832
Unrealized interest rate derivative losses	47,112	21,885
Pension and other post-retirement benefit obligations	12,846	19,983
Capital leases and other	11,267	8,999
Deferred income tax	34,457	18,640

	909,478	885,339

Total liabilities	1,014,005	1,006,855

SHAREHOLDERS’ EQUITY
Share capital	202,844	202,844
Paid-in capital	299	134
Retained (deficit) earnings	(35,046)	37,419
Accumulated other comprehensive (loss) income	(1,872)	36,265

Total shareholders’ equity	166,225	276,662

Total liabilities and shareholders’ equity	€1,180,230	€1,283,517

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Euros, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Pulp revenues	€161,031	€167,146	€689,320	€704,391
Energy revenues	10,965	6,242	30,971	22,904

	171,996	173,388	720,291	727,295

Costs and expenses
Operating costs	179,822	131,745	626,933	575,238
Operating depreciation and amortization	13,816	14,397	55,484	56,400

	(21,642)	27,246	37,874	95,657
Selling, general and administrative expenses	5,355	8,414	30,158	30,714
(Sale) purchase of emission allowances	(5,613)	(3,877)	(5,613)	(4,643)

Operating income from continuing operations	(21,384)	22,709	13,329	69,586

Other income (expense)
Interest expense	(16,699)	(17,292)	(65,756)	(71,400)
Investment income (loss)	(874)	667	(1,174)	4,453
Foreign exchange gain (loss) on debt	(943)	3,729	(4,234)	10,958
Realized gain on derivative instruments	—	—	—	6,820
Unrealized gain (loss) on derivative instruments	(29,743)	1,381	(25,228)	13,537

Total other income (expense)	(48,259)	(11,515)	(96,392)	(35,632)

Income (loss) before income taxes and minority interest from continuing operations	(69,643)	11,194	(83,063)	33,954
Income tax benefit (provision) – current	(433)	(1,293)	(501)	(2,170)
– deferred	1,006	(2,185)	(1,976)	(8,144)

Income (loss) before minority interest from continuing operations	(69,070)	7,716	(85,540)	23,640
Minority interest	10,038	(466)	13,075	(1,251)

Net income (loss) from continuing operations	(59,032)	7,250	(72,465)	22,389
Net loss from discontinued operations	—	(12)	—	(210)

Net income (loss)	€(59,032)	€7,238	€(72,465)	€22,179

Retained earnings (deficit), beginning of period	23,986	30,181	37,419	15,240

Retained earnings (deficit), end of period	€(35,046)	€37,419	€(35,046)	€37,419

Net income (loss) from continuing operations per share:
Basic	€(1.63)	€0.20	€(2.00)	€0.62

Diluted	€(1.63)	€0.18	€(2.00)	€0.58

Net income (loss) per share:
Basic	€(1.63)	€0.20	€(2.00)	€0.61

Diluted	€(1.63)	€0.18	€(2.00)	€0.58

(2)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)
The terms of the indenture governing our 9.25% senior unsecured notes require that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and year ended December 31, 2008 and 2007, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Note receivable, current portion	642	—	—	642
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	2,573	1,619	—	4,192

Total current assets	146,450	112,451	—	258,901
Property, plant and equipment	351,009	530,695	—	881,704
Other	4,425	5	—	4,430
Deferred income tax	18,439	13,227	—	31,666
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable, less current portion	3,529	—	—	3,529

Total assets	€579,777	€656,378	€(55,925)	€1,180,230

LIABILITIES
Current
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations, current portion	510	—	—	510
Debt, current portion	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527
Debt, less current portion	289,222	514,574	—	803,796
Due to restricted group	—	55,925	(55,925)	—
Unrealized derivative loss	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	15,403	19,054	—	34,457

Total liabilities	369,598	700,332	(55,925)	1,014,005

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225

Total liabilities and shareholders’ equity	€579,777	€656,378	€(55,925)	€1,180,230

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(In thousands of Euros)

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	10,852	6,772	—	17,624
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€627,854	€713,120	€(57,457)	€1,283,517

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	542,243	—	815,832
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Pension and other post-retirement benefit obligations	19,983	—	—	19,983
Capital leases and other	7,033	1,966	—	8,999
Deferred income tax	4,553	14,087	—	18,640

Total liabilities	349,272	715,040	(57,457)	1,006,855

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662

Total liabilities and shareholders’ equity	€627,854	€713,120	€(57,457)	€1,283,517

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Three Months Ended December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€103,692	€68,304	€—	€171,996

Operating costs	107,615	72,207	—	179,822
Operating depreciation and amortization	7,061	6,755	—	13,816
Selling, general and administrative expenses	2,212	3,143	—	5,355
(Sale) purchase of emission allowances	(433)	(5,180)	—	(5,613)

	116,455	76,925	—	193,380

Operating income (loss) from continuing operations	(12,763)	(8,621)	—	(21,384)

Other income (expense)
Interest expense	(7,258)	(10,917)	1,476	(16,699)
Investment income (loss)	1,862	(1,260)	(1,476)	(874)
Foreign exchange gain (loss) on debt	(933)	(10)	—	(943)
Derivative financial instruments	—	(29,743)	—	(29,743)

Total other income (expense)	(6,329)	(41,930)	—	(48,259)

Income (loss) before income taxes and minority interest from continuing operations	(19,092)	(50,551)	—	(69,643)
Income tax benefit (provision)	(5,444)	6,017	—	573

Income (loss) before minority interest from continuing operations	(24,536)	(44,534)	—	(69,070)
Minority interest	—	10,038	—	10,038

Net income (loss)	€(24,536)	€(34,496)	€—	€(59,032)

	Three Months Ended December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€92,985	€80,403	€—	€173,388

Operating costs	74,048	57,697	—	131,745
Operating depreciation and amortization	7,581	6,816	—	14,397
Selling, general and administrative expenses	5,335	3,079	—	8,414
(Sale) purchase of emission allowances	(1,298)	(2,579)	—	(3,877)

	85,666	65,013	—	150,679

Operating income (loss) from continuing operations	7,319	15,390	—	22,709

Other income (expense)
Interest expense	(7,058)	(11,181)	947	(17,292)
Investment income (loss)	1,542	72	(947)	667
Foreign exchange gain (loss) on debt	3,821	(92)	—	3,729
Derivative financial instruments, net	—	1,381	—	1,381

Total other income (expense)	(1,695)	(9,820)	—	(11,515)

Income (loss) before income taxes and minority interest from continuing operations	5,624	5,570	—	11,194
Income tax benefit (provision)	(1,495)	(1,983)	—	(3,478)

Income before minority interest from continuing operations	4,129	3,587	—	7,716
Minority interest	—	(466)	—	(466)

Net income (loss) from continuing operations	4,129	3,121	—	7,250
Net income (loss) from discontinued operations	(12)	—	—	(12)

Net income	€4,117	€3,121	€—	€7,238

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(In thousands of Euros)

	Year Ended December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€413,088	€307,203	€—	€720,291

Operating costs	369,923	257,010	—	626,933
Operating depreciation and amortization	28,589	26,895	—	55,484
Selling, general and administrative expenses	17,406	12,752	—	30,158
(Sale) purchase of emission allowances	(433)	(5,180)	—	(5,613)

Operating income from continuing operations	(2,397)	15,726	—	13,329

Other income (expense)
Interest expense	(27,027)	(43,117)	4,388	(65,756)
Investment income (loss)	6,834	(3,620)	(4,388)	(1,174)
Derivative financial instruments	—	(25,228)	—	(25,228)
Foreign exchange gain on debt	(4,114)	(120)	—	(4,234)

Total other income (expense)	(24,307)	(72,085)	—	(96,392)

Income (loss) before income taxes and minority interest from continuing operations	(26,704)	(56,359)	—	(83,063)
Income tax benefit (provision)	(3,728)	1,251	—	(2,477)

Income (loss) before minority interest from continuing operations	(30,432)	(55,108)	—	(85,540)
Minority interest	—	13,075	—	13,075

Net income (loss) from continuing operations	(30,432)	(42,033)	—	(72,465)

Net income (loss)	€(30,432)	€(42,033)	€—	€(72,465)

	Year Ended December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€410,369	€316,926	€—	€727,295

Operating costs	328,954	246,284	—	575,238
Operating depreciation and amortization	28,661	27,739	—	56,400
Selling, general and administrative expenses	17,650	13,064	—	30,714
(Sale) purchase of emission allowances	(1,566)	(3,077)	—	(4,643)

Operating income from continuing operations	36,670	32,916	—	69,586

Other income (expense)
Interest income (expense)	(28,472)	(46,653)	3,725	(71,400)
Investment income	5,303	2,875	(3,725)	4,453
Derivative financial instruments, net	—	20,357	—	20,357
Foreign exchange gain on debt	10,629	329	—	10,958

Total other income (expense)	(12,540)	(23,092)	—	(35,632)

Income (loss) before income taxes and minority interest from continuing operations	24,130	9,824	—	33,954
Income tax benefit (provision)	(6,428)	(3,886)	—	(10,314)

Income (loss) before minority interest from continuing operations	17,702	5,938	—	23,640
Minority interest	—	(1,251)	—	(1,251)

Net income (loss) from continuing operations	17,702	4,687	—	22,389
Net income (loss) from discontinued operations	(210)	—	—	(210)

Net income (loss)	€17,492	€4,687	€—	€22,179

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss) from continuing operations	€(59,032)	€7,250	€(72,465)	€22,389
Minority interest	(10,038)	466	(13,075)	1,251
Income taxes (benefits)	(573)	3,478	2,477	10,314
Interest expense	16,699	17,292	65,756	71,400
Investment (income) loss	874	(667)	1,174	(4,453)
Unrealized foreign exchange (gain) loss on debt	943	(3,729)	4,234	(10,958)
Derivative financial instruments, net	29,743	(1,381)	25,228	(20,357)

Operating income from continuing operations	(21,384)	22,709	13,329	69,586
Add: Depreciation and amortization	13,883	14,461	55,762	56,658

Operating EBITDA(1)	€(7,501)	€37,170	€69,091	€126,244

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(In thousands of Euros)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Restricted Group
Net income (loss) from continuing operations(1)	€(24,536)	€4,129	€(30,432)	€17,702
Income taxes (benefits)	5,444	1,495	3,728	6,428
Interest expense	7,258	7,058	27,027	28,472
Investment (income) loss	(1,862)	(1,542)	(6,834)	(5,303)
Unrealized foreign exchange (gain) loss on debt	933	(3,821)	4,114	(10,629)

Operating income (loss) from continuing operations	(12,763)	7,319	(2,397)	36,670
Add: Depreciation and amortization	7,128	7,648	28,867	28,919

Operating EBITDA(2)	€(5,635)	€14,967	€26,470	€65,589

(1)	For the Restricted Group, net income (loss) from continuing operations and net income (loss) are the same in 2008 only.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
(7)
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